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EXHIBIT 3.22

INFINITY INFUSION, LLC

LIMITED LIABILITY COMPANY AGREEMENT

MAY 24, 2002

TABLE OF CONTENTS

Article 1	General	1
1.1	Name	1
1.2	Principal Place of Business	1
1.3	Name and Address of the Sole Member	1
1.4	Term of Existence	1
1.5	Agent for Service of Process	1
1.6	Liability of Managers and Officers	1
Article 2	Definitions	2
Article 3	Purpose and Character of the Business	2
Article 4	Members	2
Article 5	New Members	2
Article 6	Management and Operation of Company Business	3
6.1	Board of Managers	3
6.2	Number, Qualification; Term of Office; Vote	3
6.3	Initial Board	3
6.4	Place of Meetings	3
6.5	Special Meetings	3
6.6	Adjournments	3
6.7	Notice of Meetings	3
6.8	Quorum	3
6.9	Absent Members	3
6.10	Conference Communications	4
6.11	Removal	4
6.12	Acts of Managers	4
6.13	Written Action	4
6.14	Committees	4
6.15	Compensation	4
Article 7	Officers	4
7.1	Number	4
7.2	Election, Term of Office and Qualifications	4
7.3	Removal and Vacancies	5
7.4	Chair	5
7.5	President	5
7.6	Secretary	5
7.7	Treasurer	5
7.8	Duties of Other Officers	5
7.9	Compensation	5
Article 8	Indemnification	6
8.1	Indemnification	6
8.2	Indemnification Procedures; Survival	6
Article 9	No Certificates	7
Article 10	Books of Account; Reports and Fiscal Matters	7

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Article 11	Amendment	7
Article 12	Liability; Tax Status	7
12.1	Liability of the Member	7
12.2	Tax Status	8
Article 13	Dissolution and Liquidation	8
13.1	Events of Dissolution	8
13.2	Liquidation and Winding Up	8
Article 14	Capital	8
14.1	Capital Contributions; Units	8
14.2	Loans to the Company	8
14.3	Creditor's Interest in the Company	8
Article 15	Allocation of Income, Gains and Losses; Distributions	8
Article 16	Miscellaneous Provisions	9
16.1	Pronouns	9
16.2	Headings	9
16.3	Governing Law	9

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LIMITED LIABILITY COMPANY AGREEMENT
OF
INFINITY INFUSION, LLC

        THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is made and entered into as of this 24th day of May, 2001 by Curative Health Services, Inc. (the "Member")

  WITNESSETH THAT:

        WHEREAS, the Delaware Limited Liability Company Act, as amended (the "Act"), permits the formation of a limited liability company with a single member, and

        WHEREAS, the undersigned has caused the formation of Infinity Infusion, LLC, a Delaware limited liability company (the "Company"), of which the undersigned constitutes the sole member.

        NOW, THEREFORE, the undersigned hereby adopts the following Articles which shall constitute the "limited liability company agreement" of the Company within the meaning of Section 18-101(7) of the Act.

Article 1
General

        The sole Member hereby adopts, approves and ratifies the execution and filing in the office of the Secretary of State of the State of Delaware of the certificate of formation of the Company (the "Certificate of Formation") by Jeffrey T. Campbell and acknowledges, approves and ratifies his designation as an "authorized person" of the Company in the Certificate of Formation as contemplated by Section 18-201(a) of the Act. This Agreement shall be effective as of the date of filing of the Certificate of Formation in the office of the Secretary of State, and the Act shall govern the rights, duties and obligations of the Member, except as otherwise expressly stated herein.

        1.1    Name.    The name of the Company shall be and the business shall be conducted under the name of "Infinity Infusion, LLC".

        1.2    Principal Place of Business.    The location of the principal place of business of the Company shall be at 150 Motor Parkway, Hauppauge, New York 11788, or such other place as the Board of Managers may from time to time determine (the "Principal Office").

        1.3    Name and Address of the Sole Member.    The name and address of the Member are as set forth in Schedule A.

        1.4    Term of Existence.    The Company shall be formed as of the time of the filing of the Certificate of Formation in the Office of the Secretary of State of Delaware and its existence shall be perpetual, unless earlier terminated, dissolved or liquidated in accordance with the provisions of this Agreement.

        1.5    Agent for Service of Process.    The name and address of the agent for service of process is, until changed by the Board of Managers, The Corporation Trust Company, located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

        1.6    Liability of Managers and Officers.

          (a)   None of the Managers or Officers of the Company shall be personally liable for the debts, obligations and liabilities of the Company.

          (b)   Notwithstanding anything to the contrary in this Agreement and except to the extent required by the Act and any other applicable law, no Manager or Officer shall be liable to the Company or the Member for any action taken or omitted to be taken by such Person, provided, however, that such person did not act in bad faith and such action or omission does not involve the fraud, gross negligence or willful misconduct of such person.

Article 2
Definitions

        Unless the context otherwise specifies or requires, the terms defined in this Article 2 shall, for the purposes of this Agreement, have the meanings herein specified. Certain other capitalized terms used herein are defined elsewhere in the Agreement.

        "Board of Managers" means the Board of Managers of the Company established pursuant to Article 6.

        "Capital Contribution" means the amount of money or the fair market value of any property contributed to the Company by the Member pursuant to section 14.1.

        "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. All references in this Agreement to a section of the Code or the Treasury Regulations shall be considered to include any subsequent amendment or replacement of that section.

        "Company Assets" means all assets and property, whether tangible or intangible and whether real, personal or mixed, at any time owned by the Company.

        "Manager" or "Managers" means the Person or Persons appointed to the Board of Managers pursuant to Section 6.2.

        "Named Officers" is defined in Section 7.1.

        "Person" means any natural person, corporation, limited liability company, association, partnership (whether general or limited), joint venture, proprietorship, governmental agency, trust, estate, association, custodian, nominee or any other individual or entity, whether acting in an individual, fiduciary, representative or other capacity.

        "Treasury Regulations" or "Tress. Reg." refers to the regulations promulgated by the United States Treasury Department under the Code.

        "Units" means the interest of the Member in the Company, which Units represent the ownership interest of the Member in the Company.

Article 3
Purpose and Character of the Business

        The purpose and character of the business of the Company shall be to undertake and carry on any lawful business, purpose, or activity permitted under the Act and approved by the Board of Managers.

Article 4
Members

        Curative Health Services, Inc. shall be the sole Member of the Company and shall have all of the rights, powers and privileges of a member under the Act.

Article 5
New Members

        Additional members may be admitted to the Company as the Member may determine.

Article 6
Management and Operation of Company Business

        6.1    Board of Managers.    Except for decisions or actions requiring the approval of the Member as provided by non-waivable provisions of the Act or of applicable law, (a) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Board of Managers, and (b) the Board of Managers may make all decisions and take all actions for the Company as in its sole discretion it deems necessary or appropriate to carry out the purposes for which the Company is being formed under this Agreement and to further the interests of the Member.

        6.2    Number, Qualification; Term of Office; Vote.    The number of members of the initial Board of Managers shall be three. Each Manager shall be appointed from time to time by the Member. A Manager shall hold office until such Manager's successor shall have been elected, or until the earlier death, resignation, removal or disqualification of such Manager. The Member may increase the number of Managers at any time or from time to time. At any time at which there is more than one Manager, each Manager shall have one vote in all matters to come before the Board of Managers. The provisions of Sections 6.4 through 6.10 apply (i) when more than one Manager is serving and (ii) with respect to any committee established by the Board of Managers.

        6.3    Initial Board.    The initial Board of Managers shall consist of the following individual(s):

Joseph L. Feshbach
William C. Tella
Nancy F. Lanis

        6.4    Place of Meetings.    Meetings of the Board of Managers shall be held at the principal executive office of the Company or at such other place as may be agreed by the Managers from time to time.

        6.5    Special Meetings.    A special meeting of the Board of Managers may be called for any purpose or purposes at any time by the Chair or by the Member.

        6.6    Adjournments.    Any meeting of the Board of Managers may be adjourned from time to time to another date, time and place. If any meeting of the Board of Managers is so adjourned, no notice as to such adjourned meeting need be given if the date, time and place at which the meeting will be reconvened are announced at the time of adjournment.

        6.7    Notice of Meetings.    Unless otherwise required by law, written notice of each meeting of the Board of Managers, stating the date, time and place and, in the case of a special meeting, the purpose or purposes, shall be given at least one day and not more than 180 days prior to the meeting to every member of the Board of Managers. A member of the Board of Managers may waive notice of the date, time, place and purpose or purposes of a meeting of the Board of Managers. A waiver of notice is effective whether given before, at or after the meeting, and whether given in writing, orally or by attendance. Attendance by a Manager at a meeting is a waiver of notice of that meeting, unless the Manager objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

        6.8    Quorum.    Members of the Board of Managers representing 51% of all votes held by the members of the Board of Managers shall constitute a quorum for the transaction of business at each meeting of the Board of Managers.

        6.9    Absent Members.    A member of the Board of Managers may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board of Managers. If such member is not present at the meeting, such consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but such consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the member has consented or objected.

        6.10    Conference Communications.    Any or all of the members of the Board of Managers may participate in any meeting of the Board of Managers, or of any duly constituted committee thereof, by any means of communication through which such members may simultaneously hear each other during such meeting. For the purposes of establishing a quorum and taking any action at the meeting, members of the Board of Managers participating pursuant to this Section 6.10 shall be deemed present in person at the meeting; and the place of the meeting shall be the place of origination of the conference telephone conversation or other comparable communication technique.

        6.11    Removal.    Any Manager may be removed from office at any time, with or without cause, by the action of the Member.

        6.12    Acts of Managers.    Except as otherwise provided herein, the Board of Managers shall take action by the affirmative vote of (i) the sole Manager or (ii) those Managers who have the power to vote 51% of all votes held by the Managers, as the case may be, and any such act shall be deemed to be the action of the Board of Managers for all purposes of this Agreement and the Act.

        6.13    Written Action.    Any action which might be taken by the sole Manager or at a meeting of the Board of Managers, or any duly constituted committee thereof, may be taken without a meeting if done in writing and signed by, as the case may be, the sole Manager or a number of the members of the Board of Managers, or committee members, whose approval would be sufficient to approve the action at a meeting at which all of the members of the Board of Managers (or such committee) were present.

        6.14    Committees.

          (a)   A resolution approved by the Board of Managers may establish committees having the authority of the Board of Managers in the management of the business of the Company to the extent provided in the resolution. A committee shall consist of one or more Persons, who need not be members of the Board of Managers. Committees are subject to the direction and control of, and vacancies in the membership thereof shall be filled by, the Board of Managers.

          (b)   A majority of the members of a committee present at a meeting is a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in the resolution of the Board of Managers creating the committee.

        6.15    Compensation.    Members of the Board of Managers shall not be compensated by the Company for serving in such capacity. The Company shall bear the expenses, if any, incurred by each Member's respective representatives in attending meetings of the Board of Managers.

Article 7
Officers

        7.1    Number.    The officers of the Company, all of whom shall be natural persons, shall consist of a Chair, a President, one or more Vice Presidents, if elected, a Secretary and a Treasurer ("Named Officers"), and any other officers and agents as the Board of Managers may designate from time to time by a vote of the majority of all Managers. Any person may hold two or more offices.

        7.2    Election, Term of Office and Qualifications.    At each annual meeting of the Board of Managers, all officers shall be elected. Such officers shall hold office until the next annual meeting of the Managers or until their successors are elected and qualified, or until such office is eliminated by amendment of this Agreement, in the case of the Named Officers, or a vote of the majority of all Managers, in the case of officers other than Named Officers. An officer who is a Manager shall hold office until the election and qualification of his or her successor even though he or she may cease to be a Manager.

        7.3    Removal and Vacancies.    Any officer may be removed from his or her office with or without cause either (i) upon a vote of a majority of the Managers or (ii) by the action of the Member. Such removal shall be without prejudice to the contract rights, if any, of the person so removed. A vacancy among the officers by death, resignation, removal or otherwise shall be filled for the unexpired term by the Board of Managers, unless such office is eliminated.

        7.4    Chair.    The Chair shall preside at all meetings of the Members and Managers and shall have such other duties as maybe prescribed, from time to time, by the Board of Managers. The Chair shall be a Manager and shall be elected by the Board of Managers. The initial Chair shall be Joseph L. Feshbach.

        7.5    President; Day-to-Day Operations.    The Company shall be managed by a President. The Board of Managers delegates to the President the authority to oversee and supervise the Company's business. Except as otherwise provided in this Agreement, the President shall be authorized to determine all questions relating to the day-to-day conduct, operation and management of the business of the Company. The President shall be responsible to the Board of Managers.

          (a)    General.    The President shall be entitled to delegate such part of his or her duties as he or she may deem reasonable or necessary in the conduct of the business of the Company to one or more employees of the Company, who shall each have such duties and authority as shall be determined from time to time by the President or as may be set forth in any agreement between such employee and the Company.

          (b)    Election.    The President shall be elected by the Board of Managers. The initial President shall be William C. Tella.

        7.6    Secretary.    The Secretary shall be secretary of and shall attend all meetings of the Members and Board of Managers and shall record all proceedings of such meetings in the minute book of the Company. He or she shall give proper notice of meetings of Members and the Board of Managers. He or she shall perform such other duties as may from time to time be prescribed by the Board of Managers. The initial Secretary shall be Nancy F. Lanis.

        7.7    Treasurer.    The Treasurer shall keep or cause to be kept accurate accounts of all moneys of the Company received or disbursed. He or she shall deposit or cause to be deposited all moneys, drafts and checks in the name of and to the credit of the Company in such banks and depositories as the Board of Managers shall from time to time designate. He or she shall have power to endorse or cause to be endorsed for deposit or collection all notes, checks and drafts received by the Company. He or she shall disburse or cause to be disbursed the funds of the Company as ordered by the President, making proper vouchers therefor. He or she shall render to the Board of Managers whenever required an account of all his or her transactions as Treasurer and of the financial condition of the Company and shall perform such other duties as may from time to time be prescribed by the Board of Managers. The initial Treasurer shall be Thomas Axmacher.

        7.8    Duties of Other Officers.    The duties of such other officers and agents as the Board of Managers may designate shall be set forth in the resolution creating such office or agency or by subsequent resolution.

        7.9    Compensation.    The officers, agents and employees of the Company shall receive such compensation for their services as may be determined from time to time by the Board of Managers or as shall be set forth in a written agreement.

Article 8
Indemnification

        8.1    Indemnification.    To the fullest extent permitted by law, each Manager and Named Officer (individually, an "Indemnitee") shall be indemnified, held harmless and defended by the Company from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered by such Indemnitee, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of or in connection with the business or the operation of the Company and by reason of the Indemnitee's status as a Manager or Named Officer regardless of whether the Indemnitee continues to be a Manager or Named Officer of the Company at the time any such loss, claim, damage, liability or other expense is paid or incurred. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to this Section 8.1.

          (a)   To the fullest extent permitted by law, expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 8.1 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount unless it is determined that such Indemnitee is entitled to be indemnified therefor pursuant to this Section 8.1.

          (b)   The indemnification provided by this Section 8.1 shall be in addition to any other rights to which any Indemnitee may be entitled under any other agreement, pursuant to any vote of the Managers, as a matter of law or otherwise, and shall inure to the benefit of the heirs, legal representatives, successors, assigns and administrators of the Indemnities.

          (c)   Any indemnification under this Section 8.1 shall be satisfied solely out of the assets of the Company and no Indemnitee shall have any recourse against any Member with respect to such indemnification.

          (d)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 8.1 merely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies, if the transaction was not otherwise prohibited by the terms of this Agreement and the conduct of the Indemnitee satisfied the conditions set forth in Section 8.1(a).

          (e)   The Company may, but shall have no obligation to, purchase and maintain insurance covering any potential liability of the Indemnitees for any actions or omissions for which indemnification is permitted hereunder, including such types of insurance (including extended coverage liability and casualty and workers' compensation) as would be customary for any person engaged in a similar business, and may name the Indemnitees as additional insured parties thereunder.

        8.2    Indemnification Procedures; Survival.    An Indemnitee shall notify the Company in writing within 30 days after receipt by the Indemnitee of notice of the commencement of any action that may result in a claim for indemnification pursuant to Section 8.1; provided, however, that any omission so to notify the Company will not relieve it of any liability for indemnification hereunder as to the particular item for which indemnification may then be sought (except to the extent that the failure to give notice shall have been materially prejudicial to the Company) nor from any other liability that it may have to any Indemnitee.

          (a)   An Indemnitee shall have the right to employ separate counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Company has agreed in writing to pay such fees and expenses, (ii) the Company has failed to assume the defense thereof and employ counsel within a reasonable period of time after being given the notice required above or (iii) the Indemnitee shall have been advised by its counsel that representation of such Indennitee and other parties by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them. It is understood, however, that the Company shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having actual or potential differing interests with the Company, unless but only to the extent, the Indemnitees have actual or potential differing interests with each other.

          (b)   The Company shall not be liable for any settlement of any such action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Company agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

          (c)   The indemnification obligations set forth in Section 8.1 and this Section 8.2 shall survive the termination of this Agreement.

Article 9
No Certificates

        The Units of the Company shall not be represented by certificates.

Article 10
Books of Account; Reports and Fiscal Matters

        The Company shall maintain such books of account and such financial information as may be required by the Member and the Act. The Member or a designee shall retain a copy of this Agreement and all written actions of the Member and the Board of Managers at the Principal Office or at such other place as the Member may designate.

Article 11
Amendment

        The Certificate of Formation and this Agreement may be amended by the Member. Any amendment of this Agreement shall be in writing and a copy thereof shall be kept with a copy of this Agreement at the Principal Office of the Company.

Article 12
Liability; Tax Status

        12.1    Liability of the Member.    Except as otherwise provided in the Act, the Member, as such, shall have no personal liability whatsoever to the Company or any of the creditors of the Company for the debts, liabilities, contracts or other obligations of the Company or any of the Company's losses beyond the Member's Capital Contribution and, solely to the extent and for the period required by applicable law, the amount of the Member's Capital Contribution, if any, which is returned to it.

        12.2    Tax Status.    The Member intends that the Company will be classified solely for federal income tax purposes as an "eligible entity" that is disregarded as an entity separate from its owner as provided in Treasury Regulations Section 301.7701-3(a).

Article 13
Dissolution and Liquidation

        13.1    Events of Dissolution.    The Company shall be dissolved upon the occurrence of any of the following events:

          (a)   The written consent of the Member;

          (b)   The entry of a decree of judicial dissolution under § 18-802 of the Act.

        13.2    Liquidation and Winding Up.    If dissolution of the Company should be caused by reason of any of the events set forth in paragraphs (a) or (b) of Section 13.1 hereof, the Company shall be liquidated and the Person designated at such time by the Board of Managers (or other Person or Persons designated by a decree of court) shall wind up the affairs of the Company. The Person or Persons winding up the affairs of the Company shall promptly proceed to the liquidation of the Company Assets and, in settling the accounts of the Company, the Company Assets shall be distributed in the following order of priority:

          (a)   To creditors to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member;

          (b)   To the repayment of outstanding loans from the Member to the Company;

          (c)   The balance, if any, to the Member.

Article 14
Capital

        14.1    Capital Contributions; Units.    The Member shall make such Capital Contributions as it may determine from time to time. The Member shall receive 100 units.

        14.2    Loans to the Company.    The Member may make loans to the Company from time to time. Any such loans shall not be treated as Capital Contributions to the Company for any purpose hereunder, but the Company shall be obligated to the Member for the amount of any such loans pursuant to the terms thereof.

        14.3    Creditor's Interest in the Company.    No creditor who makes a loan to the Company hall have or acquire at any time as a result of making the loan any direct or indirect interest in the profits, capital or property of the Company, other than such interest as may be accorded to a secured creditor. Notwithstanding the foregoing, this provision shall not prohibit in any manner whatsoever a secured creditor from participating in the profits of operation or gross or net sales of the Company or in the gain on sale or refinancing of the Company, all as may be provided in its loan or security agreements.

Article 15
Allocation of Income, Gains and Losses;
Distributions

        The income, profits, gains, losses, tax credits of the Company and distributions of cash or property of the Company to the Member shall be treated for federal income tax purposes in accordance with Treasury Regulation Section 301.7701-2(a).

Article 16
Miscellaneous Provisions

        16.1    Pronouns.    All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

        16.2    Headings.    Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

        16.3    Governing Law.    This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).

        IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

CURATIVE HEALTH SERVICES, INC.
By:	/s/ WILLIAM C. TELLA
William C. Tella President—Specialty Pharmacy Services

[Signature Page for Infinity Infusion, LLC]

SCHEDULE A

Name and Address of Member	Capital Contribution	Agreed Fair Market Value	Units
Curative Health Services, Inc. 150 Motor Parkway Hauppauge, New York 11788	$23,760,000	$23,760,000	100

A-1

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INFINITY INFUSION, LLC LIMITED LIABILITY COMPANY AGREEMENT MAY 24, 2002
TABLE OF CONTENTS
LIMITED LIABILITY COMPANY AGREEMENT OF INFINITY INFUSION, LLC